                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13G/A
                               (Rule 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
           RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)

                 American Real Estate Investment Corporation
--------------------------------------------------------------------------------
                              (Name of Issuer)

                   Common stock, par value $.001 per share*
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 029166105
                     ----------------------------------
                              (CUSIP Number)

                             September 27, 1999
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

*AEW Capital Management, L.P. (the "Recording Person") currently owns Series A Convertible Preferred Stock, par value $.001 per share, of American Real Estate Investment Corporation, which is convertible into Common Stock in accordance with the terms of the Series A Convertible Preferred Stock. In addition, the Recording Person currently owns Series C Convertible Preferred Stock, par value $.001 per share, of American Real Estate Investment Corporation, which is convertible into Common Stock in accordance with the terms of the Series C Convertible Preferred Stock.

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /x/ Rule 13d-1(c)

     / / Rule 13d-1(d)

                         (Continued on the following pages)

                                    SCHEDULE 13G
CUSIP No. 029166105
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     AEW Capital Management, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     State of Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     1,529,581
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     None
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  1,529,581
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  None
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,529,581 shares of the Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     16.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

                                    SCHEDULE 13G
CUSIP No. 029166105
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     AEW TSF, L.L.C.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     State of Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     1,529,581
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     None
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  1,529,581
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  None
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,529,581 shares of the Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     16.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     OO
-------------------------------------------------------------------------------

                                    SCHEDULE 13G
CUSIP No. 029166105
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     AEW TSF, Inc.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     State of Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     1,529,581
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     None
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  1,529,581
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  None
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,529,581 shares of the Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     16.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     CO
-------------------------------------------------------------------------------

                                    SCHEDULE 13G
CUSIP No. 029166105
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     AEW Capital Management, Inc.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Commonwealth of Massachusetts
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     1,529,581
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     None
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  1,529,581
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  None
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,529,581 shares of the Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     16.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     CO
-------------------------------------------------------------------------------

                                    SCHEDULE 13G
CUSIP No. 029166105
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     AEW Targeted Securities Fund, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     State of Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     1,529,581
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     None
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  1,529,581
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  None
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,529,581 shares of the Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     16.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

                          STATEMENT ON SCHEDULE 13G

ITEM 1.

    (a)   Name of Issuer
          American Real Estate Investment Corporation
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          620 West Germantown Pike, Suite 200
          Plymouth Meeting, PA 19462
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Names of Person Filing
          AEW Capital Management, L.P.
          AEW Capital Management, Inc.
          AEW TSF, Inc.
          AEW TSF, L.L.C.
          AEW Targeted Securities Fund, L.P.
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          c/o AEW Capital Management, Inc.
          225 Franklin Street
          Boston, MA 02110
          ---------------------------------------------------------------------
    (c)   Citizenship
          AEW Capital Management, Inc. -- Massachusetts
          AEW TSF, Inc. -- Delaware
          AEW TSF, L.L.C. -- Delaware
          AEW Targeted Securities Fund, L.P. -- Delaware
          AEW Capital Management, L.P. -- Delaware
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          Common Stock, par value $.001 per share, of American Real Estate Investment Corporation
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          029166105
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             Not applicable.

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        1,529,581 shares of Common Stock
    ---------------------------------------------------------------------------

    (b) Percent of class:
        16.9%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              1,529,581 shares of Common Stock
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              None
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              1,529,581 shares of Common Stock
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              None
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:                 AEW Capital Management, L.P.

                       By: AEW Capital Management, Inc., its general partner

                       By: /s/ Jay Finnegan
                           ------------------------------------
                           Name: Jay Finnegan
                           Title: Director & General Counsel

                       AEW Capital Management, Inc.

                       By: /s/ Jay Finnegan
                           ------------------------------------
                           Name: Jay Finnegan
                           Title: Director & General Counsel

                       AEW TSF, L.L.C.

                       By: AEW TSW, Inc., its managing member

                       By: /s/ Jay Finnegan
                           ------------------------------------
                           Name: Jay Finnegan
                           Title: Director & General Counsel

                       AEW TSF, Inc.

                       By: /s/ Jay Finnegan
                           ------------------------------------
                           Name: Jay Finnegan
                           Title: Director & General Counsel

                       AEW Targeted Securities Fund, L.P.

                       By: AEW TSF, L.L.C., its general partner

                       By: AEW TSF, Inc., its managing member

                       By: /s/ Jay Finnegan
                           ------------------------------------
                           Name: Jay Finnegan
                           Title: Director & General Counsel

                               JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of American Real Estate Investment Corporation and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 7th day of October, 1999.

                       AEW Capital Management, L.P.

                       By: AEW Capital Management, Inc., its general
                           partner

                       By: /S/ Jay Finnegan
                           ------------------------------------
                           Name: Jay Finnegan
                           Title: Director & General Counsel

                       AEW Capital Management, Inc.

                       By: /s/ Jay Finnegan
                           ------------------------------------
                           Name: Jay Finnegan
                           Title: Director & General Counsel

                       AEW TSF, L.L.C.

                       By: AEW TSW, Inc., its managing member

                       By: /s/ Jay Finnegan
                           ------------------------------------
                           Name: Jay Finnegan
                           Title: Director & General Counsel

                       AEW TSF, Inc.

                       By: /s/ Jay Finnegan
                           ------------------------------------
                           Name: Jay Finnegan
                           Title: Director & General Counsel

                       AEW Targeted Securities Fund, L.P.

                       By: AEW TSF, L.L.C., its general partner

                       By: AEW TSF, Inc., its managing member

                       By: /s/ Jay Finnegan
                           ------------------------------------
                           Name: Jay Finnegan
                           Title: Director & General Counsel